GOLDEN PHOENIX NAMES ROLAND VETTER, EXPERIENCED MINING EXECUTIVE, TO ITS BOARD OF DIRECTORS

SPARKS, NV, May 27, 2008 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM - News) is pleased to announce the addition of Roland Vetter, an executive with significant background in the mining industry, to its Board of Directors.

“Mr. Vetter possesses an international perspective on mining and business development. We are extremely pleased to have a distinguished executive of Roland Vetter’s calibre join our Board and take over the leadership of the Audit Committee,” said David Caldwell, CEO of Golden Phoenix.

Mr. Vetter has a proven track record in identifying opportunities and finding innovative solutions to successfully grow mining companies. He has diverse financial and operational ability at the executive level, including evaluating businesses and performing due diligence related to projects, mergers, acquisitions and fund-raising. Specifically, he has been responsible for risk management, internal controls, corporate governance and optimization of funding structures including corporate tax planning.

Mr. Vetter was the former Group Financial Services Director for the Zimco Group, part of the New Mining Business Division of Anglo American Corporation, and a former Chairman of the Anglo American Audit Liaison Committee. Vetter was with the Zimco Group for 12 years until he immigrated to Canada. Zimco comprised twelve distinct operations involved in mining and manufacturing. Roland served on the board of Darmag Ltd, one of the Zimco Group listed companies and acted as Strategic Advisor to the Zaaiplaats Tin Mine Ltd.

Since coming to North America, Mr. Vetter has held the positions of Chief Financial Officer, VP Finance & Administration, and CEO of publicly traded companies. He consulted to the U.S. mining group, Cardinal Minerals, with respect to the acquisition and financing of a producing silver/copper mine in Mexico, and as CFO of Globetech Ventures Corp, Mr. Vetter was involved in evaluating mining exploration in Brazil. He joined International Gold Resources, Inc. as President & CFO after the successful involvement with the due diligence and reverse take-over of a private US mining group with exploration interests in Brazil and the Yukon. He is also involved in iPackets International Inc. as its CFO, a start up company involved in commercializing mine-safety products using Wi-Fi technology.

Mr. Vetter’s skills include:

•	Preparing feasibility studies for potential acquisitions, completing due diligence audits and designing complex financial models to ascertain the viability of such projects.
•	Representing groups during and after take-overs. This has included the acquisition of seven major companies and the successful merger of substantial groups.
•	Developing company business plans and providing consolidation expertise to groups.
•	Fund raising through financial institutions.
•	Locating business opportunities and strategic alliances that help companies grow.
•	Implementing controls and risk management protocols to allow companies to achieve their optimal size.
•	Reviewing proposals for major capital expenditure projects and monitoring capital expenditures in order for projects to live up to their anticipated performance.
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Preparing Reports and Annual Financial Statements for listed companies and providing interim reports and press release filings for US and Canadian-listed companies to ensure compliance with cross-border stock exchange policies.

Mr. Vetter was born and educated in Johannesburg, South Africa. He attended the University of the Witwatersrand where he obtained his Bachelor of Commerce and Bachelor of Accounting degrees. Mr. Vetter emigrated from South Africa in 1998 and settled in Vancouver, Canada, where he currently resides. Mr. Vetter is a Member of both the Canadian and South African Institutes of Charter Accountants.

Roland Vetter replaces Joan Brown as Chair of the Audit Committee. Ms. Brown has stepped down from the Board owing to increased professional demands of her public practice, which in turn has placed limits on her discretionary time.

Commenting on Mr. Vetter’s appointment, Mr. Caldwell said: “Roland possesses the depth of experience and international background capable of assuming the duties that Joan Brown has so ably performed during her tenure with us. It is the desire for the sitting Board to increase its expertise in cross border law and accounting practices in anticipation of gaining our Canadian listing, and Roland will play a key role in that process. We thank Joan for her tireless support and wish her success in her expanding career opportunities.”

Please visit the Golden Phoenix website at http://www.Golden-Phoenix.com/

Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to deliver value to its shareholders by acquiring, developing and mining superior precious and strategic metal deposits in North America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix owns the Mineral Ridge gold and silver property near Silver Peak, Nevada, the Northern Champion molybdenum mine in Ontario, Canada, and is majority owner of the Ashdown Project LLC gold and molybdenum property held jointly by Golden Phoenix Minerals, Inc. and Win-Eldrich Mines, Ltd. of Toronto, Canada through its US subsidiary, Win-Eldrich Gold, Inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements by David A. Caldwell, CEO, and other statements regarding the expansion of production at the Ashdown Mine, optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the molybdenum and gold markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals, especially molybdenum; unexpected difficulties in expanding production at the Company’s mines; changes in customer demand or ordering patterns for molybdenum; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of skilled miners; the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

E & E Communications
Paul Knopick
949/707-5365
pknopick@eandecommunications.com

Source: Golden Phoenix Minerals, Inc.